Exhibit 10.6

2014 PERFORMANCE SHARE AWARD AGREEMENT

We are pleased to advise you that the Compensation Committee (the “Committee”) of the Board of Directors of Office Depot, Inc. (the “Company”) has granted you a performance share award pursuant to either the Office Depot, Inc. 2007 Long-Term Incentive Plan (the “ODP Plan”) or the 2003 OfficeMax Incentive and Performance Plan (the “OMX Plan”). The grant date for your 2014 performance share grant (the “Grant Date”) and the plan under which this grant was made to you (the “Plan”) are displayed under the Performance Plan link of the Plan website. Capitalized terms used but not defined in this 2014 Performance Share Award Agreement (the “Agreement”) have the meanings given to them in the Plan. This award is subject to federal and local law and the requirements of the New York Stock Exchange.

1.	Performance Shares

You have been granted the right to earn shares of the common stock of the Company (“Common Stock”) based upon satisfaction of certain performance conditions pursuant to the provisions and restrictions contained in the Plan and this Agreement (the “Performance Shares”). The target number of Performance Shares that have been awarded to you are displayed for the 2014 performance share grant under the Performance Plan link of the Plan website (your “Target Award”).

2.	Vesting

a.	Performance Conditions. Subject to the terms and conditions set forth herein and in Sections 2(b), (c) and (d) below, you will be eligible to earn up to 150% of your Target Award based on the Company’s cumulative free cash flow as determined by the Committee pursuant to paragraph (i) below “(Free Cash Flow”) and cumulative operating income as determined by the Committee pursuant to paragraph (ii) below (“Operating Income”) for the period beginning on December 29, 2013, and ending on December 31, 2016 (the “Performance Period”). If the Committee determines that the Company does not achieve Free Cash Flow equal to at least the threshold amount approved by the Committee for the Performance Period or does not achieve Operating Income equal to at least the threshold amount approved by the Committee for the Performance Period, you will immediately forfeit all rights to the Performance Shares. If the Committee determines that the Company has achieved at least the threshold amounts of Free Cash Flow and Operating Income for the Performance Period, you will be eligible to earn a number of Performance Shares relative to the number of Performance Shares specified in the Target Award determined pursuant to the following table, up to a maximum of 150% of the number of Performance Shares specified in the Target Award:

Percentage of Attainment of Operating Income for Performance Period	Percentage of Performance Shares in Target Award
At least 125%	150%
120%	140%
115%	130%
110%	120%
105%	110%
100%	100%
95%	75%
90%	50%
Less than 90%	0%

Straight-line interpolation shall be applied to determine the number of Performance Shares earned for a percentile that falls between the percentiles specified in the table above. The Committee will determine the number of Performance Shares, if any, that you are eligible to earn on the foregoing basis as soon as administratively practicable following December 31, 2016 (your “Eligible Award”). In all cases, the number of Performance Shares, if any, in your Eligible Award will be rounded up to the nearest whole number of Performance Shares (as necessary). Upon the Committee’s determination of your Eligible Award, you will immediately forfeit all Performance Shares other than your Eligible Award. To become vested in all or a portion of your Eligible Award, you must satisfy the employment requirements of Section 2(b) below.

i.	Free Cash Flow. The Committee will calculate the Company’s Free Cash Flow by subtracting Capital Expenditures from Net Cash Provided by (Used in) Operating Activities, as reported in the Company’s Audited Consolidated Statement of Cash Flows for the Company’s 2014 through 2016 fiscal years, and as adjusted by eliminating the impact of the settlement of individual legal matters in excess of $15 million.

ii.	Operating Income. The Committee will calculate the Company’s Operating Income as the Company’s three-year cumulative Adjusted Operating Income (Non-GAAP) for the Company’s fiscal years 2014 through 2016, as adjusted, both positively and negatively, for the following items as approved by the Compensation Committee: impacts of unplanned acquisitions and divestitures; impairment charges related to goodwill, other intangible assets, and long-lived assets (non-cash); unplanned costs and benefits related to real estate strategy including, but not limited to, lease terminations or facility closure obligations; and unplanned legal expenses related to attorneys’ fees, settlements, and judgments; and any additional unplanned and extraordinary events (as determined by the Committee) for which the Committee determines adjustments should be made. All calculations related to foreign exchange rates will be calculated based on the foreign exchange rate used in the Company’s 2014 through 2016 annual operating plans, as applicable.

b.	Employment Requirements.

i.	Continuous Employment. Except as provided in Sections 2(b)(ii) and 2(c) below, (A) you will vest in your Eligible Award on the later of the date on which the Committee determines your Eligible Award or the third anniversary of the Grant Date, provided that you remain continuously employed with the Company or any Subsidiary during the period beginning on the Grant Date and ending on the third anniversary of the Grant Date (the “Service Period”), and (B) you will immediately forfeit all of your Performance Shares upon your termination of employment with the Company and its Subsidiaries prior to the third anniversary of the Grant Date.

ii.	Death or Disability.

A.	If you terminate employment with the Company and its Subsidiaries due to death or Disability prior to the third anniversary of the Grant Date and prior to the date on which the Committee has determined your Eligible Award, you will vest in a pro rata portion of your Target Award on the date of such termination of employment and you will forfeit the remainder of your Performance Shares on such date. The portion of your Target Award that will vest under the immediately prior sentence shall be determined by multiplying the total number of Performance Shares in your Target Award by a fraction, the numerator of which is the total number of calendar days during which you were employed by the Company and its Subsidiaries during the Service Period and the denominator of which is 1095, rounded up to the nearest whole number of Performance Shares (as necessary).

B.	If you terminate employment with the Company and its Subsidiaries due to death or Disability prior to the third anniversary of the Grant Date but on or after the date on which the Committee has determined your Eligible Award, you will vest in a pro rata portion of your Eligible Award (if any) on the date of such termination of employment and you will forfeit the remainder of your Eligible Award on such date. The portion of your Eligible Award that will vest under the immediately prior sentence shall be determined by multiplying the total number of Performance Shares in your Eligible Award by a fraction, the numerator of which is the total number of calendar days during which you were employed by the Company and its Subsidiaries during the Service Period and the denominator of which is 1095, rounded up to the nearest whole number of Performance Shares (as necessary).

C.	For this purpose, you will be considered “Disabled” if you have been determined to be eligible to commence benefits under the Company’s long-term disability program; the effective date of your Disabled status will be the later of the date on which such determination is made or the date as of which you are determined to be eligible to commence such benefits. Your Disabled status must become effective under the preceding sentence prior to the date on which payment of vested Performance Shares due to your termination of employment would otherwise be required pursuant to Section 4 below in order to be recognized under this Agreement. This definition of Disability applies in lieu of the definition set out in the Plan.

iii.	Change in Control.

A.

In the event of a Change in Control prior to the date on which the Committee has determined your Eligible Award, performance shall be deemed to be achieved at target. The Committee will determine the number of Performance Shares, if any, that you are eligible to earn on the foregoing basis on or within 60 days following the effective date of the Change in Control (your “CIC Award”). In all cases, the number of Performance Shares, if any, in your CIC Award will be rounded up to the nearest whole number of Performance Shares (as necessary). Upon the Committee’s determination of your CIC Award, you will immediately forfeit all Performance Shares other than your CIC Award. Except as provided in the immediately following sentence, (A) you will vest in your CIC Award if you remain continuously employed with the Company or any Subsidiary until the third anniversary of the Grant Date, and (B) you will immediately forfeit your CIC Award upon your termination of employment with the Company and its Subsidiaries prior to the third anniversary of the Grant Date. In the event of your involuntary termination of employment with the Company and its Subsidiaries without Cause or your termination of employment with the Company and its Subsidiaries for Good Reason, in either case within 24 months after the effective date of a Change in Control, you will vest in a pro rata portion of your CIC Award on the date of such termination of employment and you will forfeit the remainder of your CIC Award on such date. The portion of your CIC Award that will vest under the immediately prior sentence shall be determined by multiplying the total number of Performance Shares in your CIC Award by a fraction, the numerator of which is the total number of calendar days during which you were employed by the Company and its Subsidiaries during the Service Period and the denominator of which is 1095, rounded up to the nearest whole number of Performance Shares (as necessary). However, in any case, and notwithstanding the first sentence of this subsection (c)), if the CIC Award is not assumed, substituted or otherwise continued on an equivalent basis by the surviving entity in the Change in Control, the CIC Award shall become fully vested on the effective date of the Change in Control.

B.	In the event of a Change in Control on or after the date on which the Committee has determined your Eligible Award, except as provided in the immediately following sentence, (A) you will vest in your Eligible Award if you remain continuously employed with the Company or any Subsidiary until the third anniversary of the Grant Date, and (B) you will immediately forfeit your Eligible Award upon your termination of employment with the Company and its Subsidiaries prior to the third anniversary of the Grant Date. In the event of your involuntary termination of employment with the Company and its Subsidiaries without Cause or your termination of employment with the Company and its Subsidiaries for Good Reason, in either case within 24 months after the effective date of a Change in Control and prior to the third anniversary of the Grant Date, you will vest in a pro rata portion of your Eligible Award on the date of such termination of employment and you will forfeit the remainder of your Eligible Award on such date. The portion of your Eligible Award that will vest under the immediately prior sentence shall be determined by multiplying the total number of Performance Shares in your Eligible Award by a fraction, the numerator of which is the total number of calendar days during which you were employed by the Company and its Subsidiaries during the Service Period and the denominator of which is 1095, rounded up to the nearest whole number of Performance Shares (as necessary). However, in any case, and notwithstanding the first sentence of this subsection (c)), if the Eligible Award is not assumed, substituted or otherwise continued on an equivalent basis by the surviving entity in the Change in Control, the Eligible Award shall become fully vested on the effective date of the Change in Control.

c.	No Other Special Vesting Rights. No accelerated vesting of your Performance Shares will apply upon your termination of employment for any reason related to the merger of the Company and OfficeMax Incorporated. If your Performance Shares were granted under the ODP Plan, the provisions of the ODP Plan with respect to accelerated vesting in the event of retirement and change in control (e.g., Sections 10.5 and 10.8 of the ODP Plan) do not apply to your Performance Shares. If your Performance Shares were granted under the OMX Plan, the provisions of the OMX Plan with respect to accelerated vesting upon change in control (e.g., Section 24.1 of the OMX Plan) do not apply to your Performance Shares. If you forfeit Performance Shares at any time, you will cease to have any rights with respect to such forfeited Performance Shares.

d.	Definitions.

i.	Cause. As used herein, the term “Cause” shall mean:

A.	your willful failure to perform your material duties (other than any such failure resulting from incapacity due to physical or mental illness);

B.	your willful failure to comply with any valid and legal directive of the Board;

C.	your engagement in dishonesty, illegal conduct or misconduct, which is, in each case, materially injurious to the Company or its affiliates;

D.	your embezzlement, misappropriation or fraud, whether or not related to your employment with the Company or its affiliate;

E.	your conviction of or plea of guilty or nolo contendere to a crime that constitutes a felony (or state law equivalent) or a crime that constitutes a misdemeanor involving moral turpitude;

F.	your willful violation of a material policy of the Company or its affiliate with whom you are employed;

G.	your willful unauthorized disclosure of confidential information (within the meaning of the confidentiality covenant that you were required to sign as a condition of your employment with the Company or its affiliate); or

H.	your material breach of any material obligation under any written agreement between you and Company or its affiliate.

If you are an Executive Vice President or the Controller of the Company, the determination as to whether “Cause” has occurred shall be made by the affirmative vote of not less than two-thirds of the Board, finding that you are guilty of the conduct described in any of (A)—(H) above, after having afforded you a reasonable opportunity to appear (with counsel) before the Board; otherwise such termination shall be made by the officer of the Company or its affiliate to whom you directly report in the performance of your duties, after having afforded you a reasonable opportunity to appear (with counsel) before such officer. Except for a failure, breach or refusal which, by its nature, cannot reasonably be expected to be cured, you shall have thirty (30) business days from the delivery of written notice by Company within which to cure any acts constituting Cause; provided, however, that if Company reasonably expects irreparable injury from a delay of thirty (30) business days, Company may give you notice of such shorter period within which to cure as is reasonable under the circumstances, which may include the termination of your employment without notice and with immediate effect. No act or failure by you shall be considered “willful” if such act is done by you in the good faith belief that such act is or was in the best interests of Company or one or more of its businesses.

ii.	Good Reason. As used herein, the term “Good Reason” shall have the meaning set forth in the Company’s change in control plan in which you participate, if any, or the change in control agreement between you and the Company, if any; if there is no such plan or agreement that contains a definition of Good Reason that applies to you, then the provisions of this Agreement with respect to Good Reason do not apply to you.

iii.	Change in Control. As used herein, the term “Change in Control” shall have the meaning set forth in the ODP Plan.

3.	Rights as Stockholder

You shall have no voting, dividend or any other rights as a stockholder of the Company with respect to your Performance Shares. Upon the issuance of shares of the Company’s common stock (“Common Stock”) pursuant to Section 4 below, you shall obtain full voting and other rights of a stockholder of the Company as to such shares.

4.	Payment

On each of the following dates, the vested portion of your Performance Shares (if any) shall be paid to you:

a.	During the period beginning April 13, 2017 and ending May 15, 2017;

b.	Within 30 days following the date of your termination of employment (subject to delay pursuant to Section 10(b)); and

c.	Within 30 days following the effective date of a Change in Control.

The Company will make payment by issuing to you and registering in your name a certificate or certificates for (or evidencing in book entry or similar account) a number of shares of the Common Stock equal to the vested portion of your Performance Shares. Such shares will not be subject to any restrictions under this Agreement, but may be subject to certain restrictions under applicable securities laws.

5.	Withholding

You are required to pay to the Company all applicable federal, state, local or other taxes, domestic or foreign, with respect to your Performance Shares (the “Required Tax Payments”). Unless you make other arrangements with the consent of the Company, all Required Tax Payments will be satisfied by the Company withholding Shares otherwise to be delivered to you, having a Fair Market Value on the date the tax is to be determined, sufficient to make the Required Tax Payments. The Company will withhold the whole number of Shares sufficient to make the Required Tax Payments and will make a cash payment to you for the difference between the Fair Market Value of the Shares withheld and the Required Tax Payments on the payment date specified in Section 4 above (but if this would cause adverse accounting then the Company will withhold one less Share and you must pay in cash the additional withholding).

6.	Transferability of Performance Shares

Your Performance Shares may not be sold, pledged, assigned or transferred in any manner; any such purported sale, pledge, assignment or transfer shall be void and of no effect.

7.	Conformity with Plan

Your Performance Shares are intended to conform in all respects with, and are subject to, all applicable provisions of the Plan which is incorporated herein by reference. Inconsistencies between this Agreement and the Plan shall be resolved in accordance with the terms of the Plan except as expressly provided otherwise in this Agreement. The Committee reserves its right to amend or terminate the Plan at any time without your consent; provided, however, that your Performance Shares shall not, without your written consent, be adversely affected thereby (except to the extent the Committee reasonably determines that such amendment or termination is necessary or appropriate to comply with applicable law or the rules or regulations of any stock exchange on which the Company’s stock is listed or quoted). All interpretations and determinations of the Committee or its delegate shall be final, binding and conclusive upon you and your legal representatives with respect to any question arising hereunder or under the Plan or otherwise, including guidelines, policies or regulations which govern administration of the Plan. By acknowledging this Agreement through the Plan website, you agree to be bound by all of the terms of the Plan and acknowledge availability and accessibility of the Plan document, the Plan Prospectus, and either the Company’s latest annual report to shareholders or annual report on Form 10-K on the Plan and/or Company websites. You understand that you may request paper copies of the foregoing documents by contacting the Company’s Director, Executive Compensation & International Compensation.

8.	Restrictions on Shares

If the Committee determines that the listing, registration or qualification upon any securities exchange or under any law of shares subject to the grant of the Performance Shares is necessary or desirable as a condition of, or in connection with, the granting of same or the issue or purchase of shares thereunder, no shares may be issued unless such listing, registration or qualification is effected free of any conditions not acceptable to the Committee. All certificates for shares of Common Stock delivered under the Plan shall be subject to such stop-transfer orders and other restrictions as the Committee may deem advisable under the rules, regulations, and other requirements of the Securities and Exchange Commission, any listing standards of any exchange or self-regulatory organization on which the Common Stock of the Company is listed, and any applicable federal or state laws; and the Committee may cause a legend or legends to be placed on any such certificates to make appropriate reference to such restrictions. In making such determination, the Committee may rely upon an opinion of counsel for the Company. The Company shall have no liability to deliver any shares under the Plan or make any other distribution of the benefits under the Plan unless such delivery or distribution would comply with all applicable state, federal, and foreign laws (including, without limitation and if applicable, the requirements of the Securities Act of 1933), and any applicable requirements of any securities exchange or similar entity. The Committee shall be permitted to amend this Agreement in its discretion to the extent the Committee determines that such amendment is necessary or desirable to achieve compliance with the Dodd-Frank Wall Street Reform and Consumer Protection Act and the guidance thereunder.

9.	Non-Compete, Confidentiality, and Non-Solicitation Requirements

Your Performance Shares are also subject to your complying with and not breaching the non-compete, confidentiality, and non-solicitation covenants that you were required to sign as a condition of your employment with the Company.

10.	Compliance with Section 409A

a.	This Agreement shall be construed and administered in accordance with Section 409A of the Internal Revenue Code of 1986, as amended (the “Code”), or an applicable exemption from Code Section 409A.

b.

To the extent that any compensation payable under this Agreement constitutes deferred compensation within the meaning of Code Section 409A and the Department of Treasury regulations and other guidance thereunder, (i) any provisions of this Agreement that provide for payment of compensation that is subject to Section 409A and that has payment triggered by your termination of employment other than on account of your death shall be deemed to provide for payment that is triggered only by your “separation from service” within the meaning of Treasury Regulation Section §1.409A-1(h) (a “Section 409A Separation from Service”), (ii) if you are a “specified employee” within the meaning of Treasury Regulation Section §1.409A-1(i) on the date of your Section 409A Separation from Service (with such status determined by the Company in accordance with rules established by the Company in writing in advance of the “specified employee identification date” that relates to the date of such Section 409A Separation from Service or in the absence of such rules established by the Company, under the default rules for identifying specified employees under Treasury Regulation Section 1.409A-1(i)), such compensation triggered by such Section 409A Separation from Service shall be paid to you six months following the date of such Section 409A Separation from Service (provided, however, that if you die after the date of such Section 409A Separation from Service, this six month delay shall not apply from and after the date of your death), and (iii) to the extent necessary to comply with Code Section 409A, the definition of change in control that applies under Code Section 409A shall apply under this Agreement to the extent that it is more restrictive than the definition of Change in Control that would otherwise apply. You acknowledge and agree that the Company has made no representation regarding the tax treatment of any payment under this Agreement and, notwithstanding anything else in this Agreement, that you are solely responsible for all taxes due with respect to any payment under this Agreement.

11.	Employment and Successors

Nothing in the Plan or this Agreement shall serve to modify or amend any employment agreement you may have with the Company or any Subsidiary or to interfere with or limit in any way the right of the Company or any Subsidiary to terminate your employment at any time, or confer upon you any right to continue in the employ of the Company or any Subsidiary for any period of time or to continue your present or any other rate of compensation subject to the terms of any employment agreement you may have with the Company. The grant of your Performance Shares shall not give you any right to any additional awards under the Plan or any other compensation plan the Company has adopted or may adopt. The agreements contained in this Agreement shall be binding upon and inure to the benefit of any successor of the Company.

12.	Amendment

The Committee may amend this Agreement by a writing that specifically states that it is amending this Agreement, so long as a copy of such amendment is delivered to you, provided that no such amendment shall adversely affect in a material way your rights hereunder without your written consent (except to the extent the Committee reasonably determines that such amendment or termination is necessary or appropriate to comply with applicable law or the rules or regulations of any stock exchange on which the Company’s stock is listed or quoted). Without limiting the foregoing, the Committee reserves the right to change, by written notice to you, the provisions of the Performance Shares or this Agreement in any way it may deem necessary or advisable to carry out the purpose of the grant of the Performance Shares as a result of any change in applicable law or regulation or any future law, regulation, ruling, or judicial decisions; provided that, any such change shall be applicable only to that portion of your Performance Shares that are then subject to restrictions as provided herein.

13.	Notices

Any notice to be given under the terms of this Agreement to the Company shall be addressed to the Company as follows:

Office Depot, Inc.

c/o Vice President, Global Compensation, Benefits, HRIS and Shared Services

6600 North Military Trail, C278

Boca Raton, FL 33496

Any notice to be given under the terms of this Agreement to you shall be addressed to you at the address listed in the Company’s records. By a notice given pursuant to this Section, either party may designate a different address for notices. Any notice shall be deemed to have been duly given when personally delivered (addressed as specified above) or when enclosed in a properly sealed envelope (addressed as specified above) and deposited, postage prepaid, with the U.S. postal service or an express mail company.

14.	Severability

If all or any part of this Agreement or the Plan is declared by any court or governmental authority to be unlawful or invalid, such unlawfulness or invalidity shall not invalidate any portion of this Agreement or the Plan not declared to be unlawful or invalid. Any section of this Agreement (or part of such a section) so declared to be unlawful or invalid shall, if possible, be construed in a manner that will give effect to the terms of such section or part of a section to the fullest extent possible while remaining lawful and valid.

15.	Entire Agreement

This Agreement contains the entire agreement between the parties with respect to the subject matter hereof and supersedes all prior agreements or understandings, oral or written, with respect to the subject matter herein. By acknowledging this Agreement online through the Plan website, you accept the Performance Shares in full satisfaction of any and all obligations of the Company to grant performance shares to you as of the date hereof.

16.	Governing Law

This Agreement will be governed by and enforced in accordance with the laws of the State of Florida, without giving effect to its conflicts of laws rules or the principles of the choice of law.

17.	Venue

Any action or proceeding seeking to enforce any provision of or based on any right arising out of this Agreement may be brought against you or the Company only in the courts of the State of Florida or, if it has or can acquire jurisdiction, in the United States District Court for the Southern District of Florida, West Palm Beach Division; and you and the Company consent to the jurisdiction of such courts in any such action or proceeding and waive any objection to venue laid therein.

To confirm your understanding and acknowledgment of the terms contained in this Agreement, please log onto the Plan website and follow the online instructions for acknowledging your Performance Shares.

Very truly yours,

OFFICE DEPOT, INC.